Exhibit 99.1

For Immediate Release:

UAW Fails to Ratify New Contact at Conn-Selmer’s Indiana Plant

WALTHAM, MA – April 3, 2006 – Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that its employees with Local 364 of the United Auto Workers (UAW) are on strike. The Company’s labor contract with the union expired Saturday, April 1st.

The UAW represents approximately 230 employees at Conn-Selmer’s Elkhart brass instrument facility, known as the Vincent Bach plant. This equates to 19% of the band segment workforce. With its other brass instrument facilities and foreign sources, the Company expects to have a continuing supply of brass instruments during the strike.

“The Company has been negotiating in good faith with representatives of the UAW for the past seven weeks,” commented John Stoner, President of Conn-Selmer. “The union leadership recommended ratification of the Company’s wage and benefit proposal to its members. We are clearly disappointed by the union membership vote. Increased competition from Asian manufacturers has driven down prices for band instruments, putting significant pressure on U.S. manufacturers. Costs at the Bach plant continue to increase, and many of our student level instruments have been sold at a loss for years.”

Stoner explained, “We have been committed to maintaining manufacturing jobs in the United States. We believe that our proposal to these employees will help achieve that goal. Under our current proposal, the affected workers would continue to receive the highest wage and benefit package among the employees working at Conn-Selmer’s eight facilities and one that is significantly above prevailing rates in Elkhart County.”  The Company hopes to resolve the situation as quickly as possible.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

 “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:                                                   Julie A. Theriault

Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com